UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒          Soliciting Material Under Rule 14a-12

DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation (the “Company”).

On July 29, 2014, Starboard Value LP issued the following press release:

STARBOARD ISSUES STATEMENT IN RESPONSE TO DARDEN’S ANNOUNCED CEO RETIREMENT AND REDUCED SLATE AT 2014 ANNUAL MEETING

Announces Filing of Preliminary Proxy Materials for Election of Highly Qualified Slate of Directors at Darden’s 2014 Annual Meeting

Believes Change in Majority of Board Absolutely Required in Light of Recent, Egregious Violations of Shareholder Trust and Recent Destruction of a Billion Dollars in Shareholder Value

Company’s Reduced Slate is Hollow Tactic Designed to Maintain Problematic, Troubling Majority Status Quo on the Board

NEW YORK, NY – July 29, 2014 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”) (NYSE: DRI), with beneficial ownership of approximately 8.1% of the outstanding common stock of the Company, today announced it has issued a statement in response to Darden’s announcements that Clarence Otis will be stepping down as Chairman and Chief Executive Officer of Darden and that the Company is running a reduced slate of nine director nominees for twelve spots at the 2014 Annual Meeting.  Starboard also announced that it expects to file Preliminary Proxy Materials with the SEC today seeking the election of at least a majority of the available seats on Darden’s Board at the 2014 Annual Meeting.

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, stated, “The overdue retirement of Clarence Otis is obviously in the best interest of Darden and its shareholders.  It is surprising to us that it took this long.  It is a shame for all Darden shareholders that this change happened only after the Board sanctioned the destruction of a billion dollars in shareholder value by approving the Red Lobster sale against the vehement objections of its shareholders.”

Mr. Smith continued, “We also do not believe it is a coincidence that Darden announced that Mr. Otis is stepping down and that the Board has conceded three seats at this early stage of the proxy contest on the very day that the Company announced the closing of the irreversible and value-destroying Red Lobster sale.  Unfortunately, Mr. Otis leaving represents just one small step in the transformation that is urgently needed at Darden.  To be clear, the Company still requires a major overhaul at the Board level.  This Board has proven over an extended period of time that it is unable to respectfully and capably represent the best interests of the shareholders they were elected to represent and cannot be trusted to make the incredibly important decision as to the selection of the next CEO of Darden.  There needs to be a true and complete process to vet both internal and external talent in order to find a truly great, transformational, operationally-focused restaurant leader.  This Board has a history of repeatedly making the easy decision, rather than the decision that is best for shareholders.  Darden needs a majority change to the Board as soon as possible to jumpstart and complete the process of recruiting a truly great leader.

Further, we view the Company’s decision to nominate nine of twelve director candidates as a transparent tactic designed to manipulate and maintain the problematic status quo majority following the 2014 Annual Meeting.  This is yet another example of the Board attempting to make an easy decision.  Rather than working toward the best possible Board for shareholders, the Board is only willing to offer representation for vacancies created by retiring directors.  It is clear that such token Board change is not sufficient given the depth of the value destruction and the abominable corporate governance that this Board has overseen.  That this Board would think that the retirement of just two independent directors would erase years of poor performance and oversight demonstrates once again that this Board is out of touch with reality and unwilling to take responsibility for its mistakes or to make the difficult decisions that are necessary to benefit shareholders.”

Mr. Smith concluded, “We look forward to the day when the Board is reconstituted with supremely-talented and capable new directors.  We fully understand our responsibility to work with any remaining directors, the management team, and all of the great employees of Darden to respect and represent the best interest of shareholders as we improve value and performance at Darden.”

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc. (the “Company”).

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Leaders Delta LLC (“Starboard Delta LLC”), Starboard Leaders Fund LP (“Starboard Leaders Fund”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Starboard Value A LP (“Starboard A LP”), Starboard Value A GP LLC (“Starboard A GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock, Craig S. Miller, Betsy S. Atkins, Margaret Shan Atkins, Jean M. Birch, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, and Alan N. Stillman.

As of the date hereof, Starboard V&O Fund directly beneficially owns 2,535,767 shares of common stock, no par value of the Company (the “Common Stock”).  As of the date hereof, Starboard S LLC directly owns 580,066 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 317,952 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 317,952 shares owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 317,952 shares owned by Starboard C LP. As of the date hereof, Starboard Delta LLC directly owns 2,482,025 shares of Common Stock, which includes 750,000 shares of Common Stock underlying call options exercisable within 60 days hereof. Starboard Leaders Fund, as a member of Starboard Delta LLC, may be deemed the beneficial owner of the 2,482,025 shares owned by Starboard Delta LLC. Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Delta LLC, may be deemed the beneficial owner of the 2,482,025 shares owned by Starboard Delta LLC. Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 2,482,025 shares owned by Starboard Delta LLC. As of the date hereof, Starboard Value LP beneficially owns 10,660,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Starboard Delta LLC, and 4,744,190 shares of Common Stock held in certain managed accounts (the “Starboard Value LP Accounts”). Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 10,660,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Delta LLC and held in the Starboard Value LP Accounts. As of the date hereof, Mr. Blum directly owns 2,250 shares of Common Stock. As of the date hereof, Mr. Sonsteby directly owns 3,000 shares of Common Stock. As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock. As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock.  As of the date hereof, Ms. Betsy Atkins directly owns 200 shares of Common Stock.  As of the date hereof, Ms. Shân Atkins directly owns 150 shares of Common Stock.  As of the date hereof, Ms. Birch directly owns 450 shares of Common Stock.  As of the date hereof, Ms. Jamison directly owns 420 shares of Common Stock.  As of the date hereof, Mr. Lenehan directly owns 1,108 shares of Common Stock.  As of the date hereof, Mr. Stillman directly owns 100 shares of Common Stock.  As of the date hereof, Mr. Fogarty directly owns 1,990 shares of Common Stock.  As of the date hereof, Mr. Nowell directly owns 400 shares of Common Stock.